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           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM

We consent to the references to our firm under the caption "Independent Registered Public Accounting Firm" in the Prospectus and Statement of Additional Information and to the incorporation by reference in this Post-Effective Amendment Number 3 to the Registration Statement (Form N-2) (No. 333-105372/811-21353) of SEI Opportunity Fund, L.P., of our reports dated May 12, 2006, with respect to the financial statements of SEI Opportunity Fund, L.P. and SEI Opportunity Master Fund, L.P. for the year ended March 31, 2006, included in the Annual Report for 2006 filed with the Securities and Exchange Commission.


                                           /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 9, 2006